Exhibit 10.9

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

AGREEMENT, made this 14th day of September 1994 by and between Franklin Federal Savings & Loan Association of Richmond, (the “Employer”), and Richard T. Wheeler, Jr. (the “Eligible Employee”).

The Employer wishes to provide the Eligible Employee certain benefits under a Supplemental Retirement Plan. In consideration of the mutual agreements and covenants contained herein and for other valuable consideration, receipt of which is hereby acknowledged, the Employer and Eligible Employee hereby agree as follows:

SECTION 1

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

1.1 “Accrued Benefit” means a monthly benefit commencing at Normal Retirement Date equal to the excess, if any, of (a) over (b) below:

(a)	The Eligible Employee’s accrued benefit determined under the Qualified Retirement Plan as in effect on the date of calculation, when computed using Qualified Plan Compensation as limited by the Old Qualified Plan Compensation Limit;

(b)	The Eligible Employee’s accrued benefit determined under the Qualified Retirement Plan as in effect on the date of calculation.

1.2 “Attained Age” means the Eligible Employee’s age as of his or her last birthday.

1.3 “Beneficiary” means any person, trust, or the estate of the Eligible Employee entitled to receive any benefits under this Plan.

1.4 “Committee” means the committee appointed by the Employer to administer the Plan.

1.5 “Death Benefit” means any benefit paid to any Beneficiary(ies) upon the death of the Eligible Employee as provided under the terms of this Plan.

1.6 “Early Retirement Date” means the first day of the month coincident with or immediately following the Eligible Employee’s retirement before his sixty-fifth (65th) birthday, provided the Eligible Employee has completed ten (10) years of service (as defined in the Qualified Retirement Plan) with the Employer and has attained age fifty-five (55).

1.7 “Effective Date” means October 1, 1994.

1.8 “Employer” means Franklin Federal Savings & Loan Association of Richmond, its successors and assigns, any subsidiary or affiliated organization.

1.9 “Normal Retirement Date” means the first of the month coincident with or immediately following the Eligible Employee’s sixty-fifth (65th) birthday.

1.10 “Old Qualified Plan Compensation Limit” means the annual limit on compensation under Section 401(a)(17) of the Internal Revenue Code as in effect on January 1, 1993 or such larger amount pursuant to annual adjustments in accordance with the method stipulated under Section 415(d) of the Internal Revenue Code as in effect on January 1, 1993.

1.11 “Plan” means the Franklin Federal Savings & Loan Association of Richmond Supplemental Retirement Plan as set forth herein, together with any amendments thereto.

1.12 “Qualified Plan Compensation” means the Eligible Employee’s compensation received during a Plan Year from the Employer which is includable in gross income for Federal income tax purposes and any elective deferrals made by the Employer on behalf of the Eligible Employee pursuant to Sections 125, 402(a)(8), and 402(h) of the Internal Revenue Code.

1.13 “Qualified Retirement Plan” means the Franklin Federal Savings & Loan Association Defined Benefit Pension Plan And Trust.

1.14 “Retirement Date” means the first day of the month coinciding with or immediately following the month the Eligible Employee terminates employment with the Employer due to retirement.

SECTION 2

ELIGIBILITY

The payment of benefits to the Eligible Employee or his Beneficiary under this Plan is conditioned upon the continuous employment of the Eligible Employee by the Employer (including periods of disability and authorized leaves of absence) from the Eligible Employee’s original date of hire by the Employer (March 30, 1992) until the Eligible Employee dies after having completed five (5) years of service, completes five (5) years of service, reaches an Early Retirement Date, or reaches the age of 65, whichever first occurs. Years of service shall mean service as defined in the Qualified Retirement Plan.

SECTION 3

RETIREMENT INCOME

3.1 If the Eligible Employee retires on his Normal Retirement Date, he shall be entitled to receive a monthly benefit under this Plan as calculated by the Committee. The amount of the Eligible Employee’s monthly benefit shall be equal to the Eligible Employee’s Accrued Benefit determined at Retirement Date.

3.2 If the Eligible Employee retires at any time after his Normal Retirement Date, he shall be entitled to receive a monthly benefit commencing at Retirement Date. The amount of such monthly benefit shall be equal to the larger of (a) or (b) below:

(a)	The amount of monthly benefit under Section 3.1 above if the Eligible Employee had retired on his Normal Retirement Date with the amount so determined increased actuarially for the period between his Normal Retirement Date and his actual Retirement Date;

(b)	The Eligible Employee’s Accrued Benefit computed using his compensation and years of service through his actual Retirement Date.

The basis for the actuarial adjustment in (a) above shall be that stated in the Qualified Retirement Plan.

3.3 If the Eligible Employee retires on an Early Retirement Date, he shall be entitled to a monthly benefit commencing on his Retirement Date. The amount of such benefit shall be his Accrued Benefit determined at his Retirement Date reduced actuarially for the period between his Normal Retirement Date and the date his benefits commence. The basis for the actuarial adjustment shall be that stated in the Qualified Retirement Plan.

3.4 If the Eligible Employee terminates his employment with the Employer for reasons other than retirement or death after completing five (5) years of service, he shall be entitled to a monthly benefit commencing at Normal Retirement Date, provided he is then living, equal to his Accrued Benefit determined at his date of termination. Notwithstanding the above, if the Eligible Employee so terminates employment after completing ten (10) years of service but before attaining age fifty-five (55), he may elect to receive a reduced monthly benefit commencing the first of any month on or after attainment of his fifty-fifth (55th) birthday. In the event the Eligible Employee elects early commencement, the amount of his monthly benefit shall be his Accrued Benefit, determined at the date he terminates employment, reduced actuarially for the period between the date his benefits commence and his Normal Retirement Date. The basis for this actuarial adjustment shall be that stipulated in the Qualified Retirement Plan. Years of service shall be computed under the terms of the Qualified Retirement Plan.

3.5 The basic form of monthly benefit payment shall be a monthly benefit for the life of the Eligible Employee with the guarantee of 120 monthly payments regardless of the death of the Eligible Employee. The Eligible Employee may elect optional forms including a reduced monthly benefit payable for his lifetime and, upon his death, a designated percentage of such monthly benefit to his surviving spouse for the lifetime of such spouse. The designated percentage elected by the Eligible Employee must be either fifty percent (50%), seventy-five percent (75%), sixty-six and two-thirds percent (66- 2/3%), or one hundred percent (100%). Other options available include a monthly benefit payable during his lifetime only or an election to receive monthly benefits payable during his lifetime with a guaranteed period of sixty (60) months or one hundred eighty (180) months. All optional forms of benefit are adjusted so that the actuarial present value of the optional benefit is equivalent to the actuarial present value of the basic form of monthly benefit. The basis for determining actuarial equivalencies shall be that stipulated in the Qualified Retirement Plan.

SECTION 4

DEATH BENEFITS

If the Eligible Employee dies prior to the date monthly benefits under this Agreement commence and after he has completed five (5) years of service with the Employer, the Eligible

Employee’s surviving spouse will be entitled to receive a monthly survivor benefit under this Agreement. The monthly survivor benefit shall commence on the first of the month coincident with or next following the later of:

(a)	The Eligible Employee’s date of death;

(b)	The Earliest date on which the Eligible Employee could have elected to commence benefits under this Agreement.

The amount of monthly survivor benefit payable to the surviving spouse shall be equal to one-half of the product of (c), (d), and (e) below:

(c)	The Eligible Employee’s Accrued Benefit determined at his date of death or the date he otherwise terminates employment with the Employer, if earlier;

(d)	The actuarial reduction factor applicable under Section 3.3 above for the period between the date the survivor benefit commences and the Eligible Employee’s Normal Retirement Date; and

(e)	The actuarial reduction factor under Section 3.5 above applicable for the joint and 50% survivor optional form of payment.

The monthly survivor benefit shall be paid for the life of the Spouse. For purposes of this Section, the term Spouse means the lawful Spouse of the Eligible Employee at his date of death. Notwithstanding the above, the surviving Spouse of the Eligible Employee may elect to defer commencement of benefits under this Section 4 until Normal Retirement Date.

SECTION 5

PLAN ADMINISTRATION

5.1 Franklin Federal Savings & Loan Association of Richmond shall appoint a committee to administer the Plan and keep records of Eligible Employee benefits.

5.2 The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan, and to make any other determinations for the administration of the plan.

Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction (i) to determine the eligibility for benefit payments, (ii) to establish the timing of benefit distributions, and (iii) to settle claims according to the provisions of the Plan.

5.3 The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable. The Employer shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.

SECTION 6

MISCELLANEOUS

6.1 Nothing contained in this Plan shall be deemed to give the Eligible Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge the Eligible Employee at any time regardless of the effect which such discharge shall have upon him as an Eligible Employee of the Plan.

6.2 The Plan does not involve a reduction in salary for the Eligible Employee or the foregoing of an increase in future salary by the Eligible Employee.

6.3 If no Beneficiary has been designated or survives the Eligible Employee, any amounts to be paid the Eligible Employee’s Beneficiary shall be paid to the Eligible Employee’s surviving spouse, or if there is no surviving spouse, then in equal proportions to the Eligible Employee’s surviving children. If the Eligible Employee is not survived by a spouse or children, then such amount shall be paid to the estate of the Eligible Employee.

6.4 Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

6.5 The Employer may amend or modify any provision of this Plan provided that such amendment or modifications are in writing.

6.6 The Employer shall not merge into, be acquired by, or consolidate with any other Employer unless and until such other Employer agrees to assume all rights and obligations set forth in this Plan.

6.7 The Eligible Employee shall have the right to change his designated Beneficiary(ies) by notifying the Committee of such in writing. Such change shall become effective upon written acknowledgement of same by the Employer. Any payments made by the Employer to any Beneficiary(ies) in good faith and under the terms of the Plan shall fully discharge the Employer from all future obligations with respect to such payments.

6.8 This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Eligible Employee and his heirs, executors, administrators, and legal representatives.

6.9 This Plan shall be governed by the laws of the Commonwealth of Virginia, except as otherwise provided by Federal law. This Plan is solely between the Employer and the Eligible Employee. The Eligible Employee, his Beneficiary or other persons claiming through the Eligible Employee shall only have recourse against the Employer for enforcement of the Plan.

6.10 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

6.11 It is the intention of the Employer and the Eligible Employee that this Agreement be considered unfunded for purposes of the Internal Revenue Code and for purposes of Title I of the Employee Income Security Act (ERISA).

6.12 Notwithstanding anything to the contrary herein, if the Eligible Employee’s employment with the Employer is terminated for any reason as a result of a Change of Control, then he shall be entitled to receive a lump sum payment under this Agreement equal to the actuarial present value of his Accrued Benefit, determined at the date of such termination. For purposes of this Section 6.12, the term Change of Control shall mean any change in the control of the Employer, whether by merger, dissolution, reorganization, voluntary or involuntary conversion, or other means, using definitions of control as set forth in the Regulations of the Office of Thrift Supervision. Actuarial present value shall be computed under the terms of the Qualified Retirement Plan.

IN WITNESS WHEREOF, this Agreement has been made as of the date written on page 1.

FRANKLIN FEDERAL SAVINGS AND LOAN ASSOCIATION OF RICHMOND

ELIGIBLE EMPLOYEE:	EMPLOYER:

/s/ Richard T. Wheeler, Jr.	By:	/s/ J.B. Bourne, Jr.
(Signature)		J. B. Bourne, Jr., President
Richard T. Wheeler, Jr.

[RESIDENCE ADDRESS OMITTED]
(Street Address or P. O. Box)	By:	/s/ Donald F. Marker
Donald F. Marker
Senior Vice President and Secretary-Treasurer
(City, State, Zip)